Exhibit 10.50

February 6, 2017

Taryn Fielder
1005 Jarvis Court
McLean VA, 22101

Dear Taryn:

This letter is written on behalf of Washington Real Estate Investment Trust (Washington REIT) and will confirm our verbal offer to you to join us as Senior Vice President, General Counsel and Corporate Secretary on March 29, 2017. In this position, you will report to Paul McDermott, President and Chief Executive Officer. This offer, and the equity compensation award provided herein, is contingent upon Washington REIT’s Compensation Committee and Board of Trustee approval.

Below is an outline of the terms and conditions of your employment, compensation and benefits:

Base Salary - You will be paid $13,541.66 ($325,000 annualized) on a semi-monthly basis.

Incentive Compensation –

•
Short-Term Incentive Plan – You will be eligible to participate in Washington REIT’s Short-Term Incentive Plan (STIP) at the SVP level at a pro-rated portion for performance year 2017 in accordance with the terms of the STIP as they may be amended by the Board for all participating employees generally from time-to-time. Currently, the measured performance metrics in the STIP are core funds from operations per share, core funds available for distribution per share and same store net operating income growth (each weighted 25%) and individual performance goals (weighted 25%). The CEO will consult with you each year concerning establishment of individual performance goals. An award under the STIP is expressed as a multiple of Base Salary. Your target level STIP is 130% of Base Salary. An award under the STIP is paid 50% in cash and 50% in restricted shares. The restricted shares will vest one third (1/3) of the shares on each of the first three anniversaries of the last day of the performance period, over a three year period following the end of the one-year performance period while you remain employed.

•
Rolling Three-Year Long-Term Incentive Plan – You will be eligible to participate in Washington REIT’s Long-Term Incentive Plan (LTIP) at the SVP level at a pro-rated portion for performance year 2017 in accordance with the terms of the LTIP, as they may be amended by the Board for all participating employees generally from time-to-time. The measured performance metric in the LTIP is 100% total shareholder return (CAGR) (50% absolute TSR and 50% relative TSR). It is a rolling three-year plan with the opportunity to reset TSR goals annually. An Award under the LTIP is expressed as a multiple of Base Salary. Your target annualized percentage is 80% of Base Salary. The LTIP is based on performance during a multi-year performance period. If awarded, 75% of shares will be issued on an unrestricted basis by no later than the fifteenth (15th) day of the third month following the end of the performance period. The remaining 25% of the shares will be restricted and vest one year after the end of the performance period.

•	As noted above, the Board may amend the plans for participating employees generally from time-to-time. Refer to Plan Summaries for further details.

Exhibit 10.50

Non-Standard Compensation – On your first day of employment, you will be awarded restricted stock units (RSUs) equivalent to $75,000, based on the closing price per common share on your date of hire as a signing bonus. The RSU’s will vest on a pro-rata basis over five years from grant date, subject to your continued employment through each anniversary of the grant date.

Clawback Policy – All incentive-based compensation granted to you during your employment will be subject to the Clawback Policy of Washington REIT adopted by the Board, as it may be amended for all employees generally from time-to-time.

Supplemental Executive Retirement Plan (SERP) – You are eligible to participate in the SERP Plan on May 1, 2017. The purpose of the SERP is to provide officers with financial security in exchange for a career commitment. The SERP is designed such that at age 65, you could be expected to have an accumulation (under certain assumptions) that is approximately equal to the present value of a life annuity sufficient to “replace” 40% of your final three-year average salary. If your years of service as an officer at age 65 are less than 20 years, a pro-rata reduction is applied to the 40% target. Further details will be provided upon employment.

Vacation - Your vacation will accrue based on your hours worked up to four weeks per year.

Sick -Your sick leave will accrue based on your hours worked up to 9 days per year.

Benefits – You will be eligible to participate in the company’s benefits on the first of the month following your date of hire.

In the event that it becomes necessary to change any of the above benefit plans, compensation packages, or standard operating procedures, such changes will apply to you as they do to other Washington REIT employees.

Washington REIT is required to verify the employment eligibility of every new employee. Therefore, should you accept this position, please bring documents to verify eligibility to work in the United States on your first day of work.

This letter constitutes the entire agreement between you and Washington REIT, and it supersedes all prior agreements and understandings between you and the company as to the matters outlined in this letter.

Please confirm your agreement and acceptance of the above terms and conditions of this offer by signing and dating the enclosed copy of this letter. All positions at Washington REIT are at-will and can be terminated, with or without cause or notice at any time, at the option of Washington REIT or the employee.

We look forward to having you join us as a member of the Washington REIT Team. A member of the Human Resources Staff will conduct your orientation the week of your start date. If you should have any questions, please feel free to contact me at (202) 774 - 3268.

Exhibit 10.50

Sincerely,

Brian Guttman
Vice President of Human Resources

I HAVE READ AND ACCEPT THE FOREGOING TERMS AND CONDITIONS OF THIS OFFER OF EMPLOYMENT:

NAME	/s/ Taryn D. Fielder	DATE	2-16-17